UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
Amendment No. 2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CHILCO RIVER HOLDINGS INC.
(Exact name of Registrant as specified in its charter)

File Number: 333-113383

NEVADA	98-0419129
(State of other jurisdiction of	(I.R.S. Employer
incorporation or organization	Identification)
Number)

420 – 625 Howe Street
Vancouver, B.C. Canada	V6C 2T6
(Name and address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (604) 618-0948

Approximate date of commencement of proposed sale to the public:
From time to time after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SHARE (1)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE(2)	AMOUNT OF REGISTRATION FEE(2)
Common Shares	1,032,000	$0.10	$103,200	$13.08

(1)	This price was arbitrarily determined by Chilco River Holdings Inc.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUNT TO SECTION 8(a), MAY DETERMINE.

COPIES OF COMMUNICATIONS TO:
The Corporation Trust Company of Nevada
6100 Neil Road, Suite 500
Reno, Nevada 89511
Phone: (702) 688-3061
Fax: (702) 688-3067
Agent for service of process

SUBJECT TO COMPLETION, DATED JULY 15, 2004

PROSPECTUS
CHILCO RIVER HOLDINGS INC.
1,032,000
COMMON STOCK
INITIAL PUBLIC OFFERING

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. Chilco River Holdings Inc. will not receive any proceeds from this offering and has not made any arrangements for the sale of these securities. We have, however, set an offering price for these securities of $0.10 per share. This offering will be sold from time to time after this Registration Statement becomes effective.

	Offering Price	Underwriting Discounts and Commissions	Proceeds to Selling Shareholders
Per Share	$0.10	None	$0.10
Total	$103,200	None	$103,200

Our common stock is presently not quoted on any market or securities exchange. The sales price to the public is fixed at $0.10 per share until such time as the shares of our common stock are quoted on the NASD Over-the-Counter Bulletin Board. Although we intend to apply for quotation of our common stock on the NASD Over-the-Counter Bulletin Board, public trading of our common stock may never materialize. If our common stock becomes quoted on the NASD Over-the-Counter Bulletin Board, then the sale price to the public will vary according to prevailing market prices or privately negotiated prices by the selling shareholders.

Please refer to "Risk Factors" on page 8 of this prospectus for details regarding the risks related to our financial condition and business model as well as risks generally associated with the mining exploration industry.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The Date of This Prospectus Is: July 15, 2004.

Summary

Chilco River Holdings Inc.

We were incorporated on May 8, 2003 with the intention of acquiring mineral exploration projects. Other than searching for an appropriate mineral exploration project, we had no activities until November 3, 2003, when we entered into a sale and acquisition agreement (the Purchase Agreement”) whereby we purchased a 100% interest in one unpatented mineral claim representing 16 units, known as the PEG Claim. The PEG Claim is located east of Harrison Lake and northwest of the District of Hope in southwestern portion of the Province of British Columbia, Canada. In the Province of British Columbia, each unit equals 25 hectares.

"Unpatented mineral claim" means a plot of ground that "acquires" the right to the minerals which were available at the time of location. The title holder has the right to use the surface of the claim for mining purposes only. Located (staked) mineral claims are referred to as "unpatented" claims. Title to unpatented claims are issued and administered by the British Columbia Mineral Titles Branch, Ministry of Energy and Mines. More disclosure respecting the administration of mining claims in British Columbia can be found on page 28.

We purchased the PEG Claim from Nicholson & Associates Natural Resource Development Inc. ("NIC"), of Vancouver, British Columbia, for $12,500, which consisted of $3,906 (Cdn$5,000) for research costs, $3,906 (Cdn$5,000) for assessment costs, $1,563 (Cdn$2,000) for staking costs and $3,125 (Cdn$4,000) for a geological report. Our interest in the PEG Claim is subject only to a 2-1/2% NSRR and a 7-1/2% GRRR. Of the NSRR, 1-1/2% can be acquired by us for $1 million if paid within 12 months from Commencement of Commercial Production of the PEG Claim. Advance royalties of $25,000 shall be paid to NIC annually commencing 36 months from the date of the Purchase Agreement. The following are definitions relating to the royalties payable by us to NIC pursuant to the acquisition of the PEG Claims:

GRR	means the gross rock revenue to us for the sale of sand, rock or gravel mineral product from the PEG Claim.

GRRR	means the amount in dollars calculated by multiplying the 7-1/2% royalty payable by us to Nicholson & Associates Natural Resource Development Inc. as a condition of acquiring the PEG Claim, times the gross rock revenue.

Gross Rock Revenue	means, for any period, the difference between:
(a)	the sum of the gross proceeds received by us in that period from the sale of sand, rock or gravel produced from the PEG Claims less
(b)	the sum of:
	(i)	the sum of any advance royalties paid;
	(ii)	any insurance costs in connection with shipping such sand, rock or gravel;
	(iii)	any costs of transport;
	(iv)	all costs associated with such sales involving handling, weighing, sampling, termination of water content, insuring and packaging;
	(v)	the costs of marketing, adjusted for rebates or allowance made or given;
	(vi)	any sales, severance, gross production, privilege or similar taxes (other than income taxes or mining taxes based on income) assessed on or in connection with the sand, rock or gravel or the value thereof; and
	(vii)	any treatment, beneficiation or other charges or penalties deducted by any purchaser to whom such sand, rock or gravel is shipped that have not been previously deducted in the computation of gross proceeds.

NSR	means the net smelter return to us of mineral product from the refiner that makes the final usable metal product.

NSRR
means the amount in dollars calculated by multiplying the 2-1/2% royalty payable by us to Nicholson & Associates Natural Resource Development Inc. as a condition of acquiring the PEG Claim, times the net smelter return.

Net Smelter Return
means the aggregate proceeds received by us from time to time from any smelter or other purchaser from the sale of any ores, concentrates, metals or any other material of commercial value produced from the PEG Claim, whether in testing, partial production or full production, after deducting from such proceeds, costs such as shipping, insurance and smelter penalties.

To date, we have not started our exploration program, but permitting for initial exploration work has been obtained.

Our plan of operations is to conduct mineral exploration activities on the PEG Claim in order to assess whether it possesses commercially exploitable mineral deposits. Our exploration program is designed to explore for commercially viable deposits of nickel, copper, palladium, platinum, cobalt, chromium, gold and silver. We have not, nor has any predecessor, identified any commercially exploitable reserves of these minerals on the PEG Claim. We are an exploration stage company and there is no assurance that a commercially viable mineral deposit exists on the PEG Claim.

A geological report dated December 2003 was prepared for us by Laurence Stephenson, P.Eng. (the "Report"). The Report contains particulars of recent sampling and geological investigation of the area and recommends a budget for an initial work program of approximately $2,560 (Cdn$3,500) on the PEG Claim.

At this time we are uncertain of the number of mineral exploration phases we will conduct before concluding that there are, or are not, commercially viable minerals on the PEG Claim. Further phases beyond the current initial exploration program will be dependent upon a number of factors such as our consulting geologist's recommendations based upon ongoing exploration program results and our available funds.

Since we are in the exploration stage of our business plan, we have not yet earned any revenues from our planned operations. As of July 15, 2004 we had $12,115 cash on hand and liabilities in the amount of $1,350. Our working capital position as at July 15, 2004 was $10,765. From our inception through March 31, 2004 we have incurred a net loss of $50,133. We attribute our net loss to having no revenues to offset our expenses from professional fees related to the creation and operation of our business and the filing of this registration statement.

We have sufficient funds to take us through our initial exploration program, which we anticipate will be completed by April 2005. Our working capital is not sufficient to enable us to perform further exploration phases beyond the first geological exploration phase on the property. Accordingly, we will require additional financing in the event that further exploration is needed.

We were incorporated on May 8, 2003 under the laws of the state of Nevada. Our principal offices are located at 420 – 625 Howe Street, Vancouver, British Columbia, Canada. Our phone number is (604) 618-0948. Our fax number is (604) 608-0344.

The Offering

Securities Being Offered:	Up to 1,032,000 shares of our common stock. The offering price of the common stock is $0.10 per share.

Offering Price and Alternative Plan of Distribution:
We intend to apply to the NASD Over-the-Counter Bulletin Board to allow the quotation of our common stock upon our becoming a reporting entity under the Securities Exchange Act of 1934. If our common stock becomes so quoted and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders. The offering price would thus be determined by market factors and the independent decisions of the selling shareholders.

Minimum Number of Shares	None
to be Sold in this Offering:

Security Issued and To Be Issued:
3,032,000 shares of our common stock are issued and outstanding as of the date of this prospectus. All of the common stock to be sold under this prospectus will be sold by existing shareholders and thus there will be no increase in our issued and outstanding shares as a result of this offering.

Use of Proceeds:	We will not receive any proceeds from the sale of the common stock by the selling shareholders.

Summary of Financial Information:

Balance Sheet Data	December 31, 2003	March 31, 2004
	(Audited)	(Unaudited)

Cash	37,266	14,355
Total Assets	37,266	14,442
Liabilities	(12,289)	(2,525)
Total Stockholders' Equity	24,977	11,917
Accumulated Deficit	(34,073)	(50,133)

Operating Data	December 31, 2003	From May 8, 2003
	(Audited)	(date of inception)
		to March 31, 2004
		(Unaudited)
		Cumulative

Revenue	Nil	Nil
Net Loss of the Period	(34,073)	(50,133)

Risk Factors

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related To Our Financial Condition and Business Model

If we do not obtain additional financing, our business will fail.

For the next year of operations, our current operating funds should be sufficient to cover the initial phase of our exploration program, in addition to providing funds for anticipated operating overheads, professional fees and regulatory filing fees. In order for us to perform any further exploration or extensive testing past the first phase we will need to obtain additional financing. As of July 15, 2004 we had cash in the amount of $12,115. We currently do not have any operations and we have no income. Our business plan calls for significant expenses in connection with the exploration of our mineral claims. We have sufficient funds to carry out our initial exploration program on the Peg Claim. If further exploration programs are warranted, we will require additional financing to complete the follow-up programs. We will require additional financing to sustain our business operations if we are not successful in earning revenues once exploration is complete. If our exploration programs are successful in discovering ore of commercial tonnage and grade, we will require additional funds in order to place the PEG Claim into commercial production. We currently do not have any arrangements for financing and we may not be able to obtain financing when required. Obtaining additional financing would be subject to a number of factors, including the market prices for nickel, copper, palladium, platinum, cobalt, chromium, silver and gold and the costs of exploring for or mining these materials. These factors may make the timing, amount, terms or conditions of additional financing unavailable to us.

The auditors prepared the financial statements attached to this SB-2 assuming that we will continue as a going concern. As discussed by the auditors in Note 1 to the financial statements, we have not generated any revenue or profitable operations since inception and will need equity financing to begin realizing upon its business plan. These factors raise substantial doubt about our ability to continue as a going concern. Our plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Because we will need additional financing to fund our extensive exploration activities there is substantial doubt about our ability to continue as a going concern.

We have incurred a net loss of $34,073 for the period from May 8, 2003 (inception) to December 31, 2003, and have no sales. Our future is dependent upon our ability to obtain financing and upon future profitable operations from the commercial exploitation of our mineral claims. These factors raise substantial doubt that we will be able to continue as a going concern.

Because of the unique difficulties and uncertainties inherent in the mineral exploration business, we face a high risk of business failure.

Potential investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to exploration, and additional costs and expenses that may exceed current estimates. The expenditures to be made by us in the exploration of the mineral claims may not result in the discovery of mineral deposits. Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts.

Because of the inherent dangers involved in mineral exploration, there is a risk that we may incur liability or damages as we conduct our business.

The search for valuable minerals involves numerous hazards. As a result, we may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which we cannot insure or against which we may elect not to insure. At the present time we have no coverage to insure against these hazards. The payment of such liabilities may have a material adverse effect on our financial position.

Because our president and our secretary have only agreed to provide their services on a part-time basis, they may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail.

Mr. Krause, our president, is also a consulting geologist, and currently devotes 5 to 7 hours per week to our business affairs. Mr. Brady, our secretary, currently devotes 2 to 5 hours to our business affairs. If the demands of our business require it, Messrs. Krause and Brady are both prepared to adjust their timetables to devote more time to our business. However, neither of them may be able to devote more time to our affairs when needed. It is possible that the demands of their other interests will increase, with the result that one or both would no longer be able to devote sufficient time to the management of our business. Competing demands on their time may lead to a divergence between their interests and the interests of other shareholders.

Risks Related to Legal Uncertainty

Because we will be subject to compliance with government regulation which may change, the anticipated costs of our exploration program may increase.

There are several governmental regulations that materially restrict mineral exploration or exploitation. We will be subject to the Mining Act of British Columbia as we carry out our exploration programs. We may be required to obtain work permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these regulations. While our planned exploration program budgets for regulatory compliance, there is a risk that new regulations could increase our costs of doing business and prevent us from carrying out our exploration program.

Because the Province of British Columbia owns the land covered by our mineral claims and Native land claims might affect our title to the mineral claims or to British Columbia's title to the property, our business plan may fail.

We are unaware of any outstanding native land claims on the PEG Claim. However, it is possible that a native land claim could be made in the future. The federal and provincial government policy at this time is to consult with all potentially affected native bands and other stakeholders in the area of any potential mining. Should we encounter a situation where a native person or group claims an interest in our claims, we may be able to provide compensation to the affected party in order to continue with our exploration work, or if such an option is not available, we may have to relinquish our interest in these claims. In either case, the costs and/or losses could be greater than our financial capacity and our business would fail.

Risks Related To This Offering

If a market for our common stock does not develop, shareholders may be unable to sell their shares.

A market for our common stock may never develop. We currently plan to apply for quotation of our common stock on the NASD Over-the-Counter Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. However, our shares may never be quoted on the bulletin board or, if quoted, a public market may not materialize. If our common stock is not quoted on the bulletin board or if a public market for our common stock does not develop, investors may not be able to re-sell the shares of our common stock that they have purchased and may lose all of their investment.

If the selling shareholders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline.

The selling shareholders are offering 1,032,000 shares of our common stock through this prospectus. Our common stock is presently not traded or quoted on any market or securities exchange, but should a market develop, shares sold at a price below the current market price at which the common stock is quoted will cause that market price to decline. Moreover, the offer or sale of a large number of shares at any price may cause the market price to fall. The outstanding shares of common stock covered by this prospectus represent approximately 34% of the common shares outstanding as of the date of this prospectus.

Forward-Looking Statements

This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as anticipate, believe, plan, expect, future, intend, and similar expressions to identify such forward-looking statements. You should not place too much reliance on these forward-looking statements. Our actual results are most likely to differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us as described in this Risk Factors section and elsewhere in this prospectus.

Use of Proceeds

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

Determination of Offering Price

The $0.10 per share offering price of our common stock was arbitrarily chosen. The last sales price of our stock from our most recent private placement offering of common stock was $0.05. There is no relationship whatsoever between this price and our assets, earnings, book value or any other objective criteria of value.

We intend to apply to the NASD Over-the-Counter Bulletin Board to allow the quotation of our common stock upon our becoming a reporting entity under the Securities Exchange Act of 1934. We intend to file a registration statement under the Exchange Act concurrently with the effectiveness of the registration statement of which this prospectus forms a part. If our common stock becomes so quoted and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders. The offering price would thus be determined by market factors and the independent decisions of the selling shareholders.

Dilution

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

Selling Shareholders

The selling shareholders named in this prospectus are offering all of the 1,032,000 shares of common stock offered through this prospectus, which shares were acquired by the selling shareholders from us in an offering that was exempt from registration under Regulation S of the Securities Act of 1933 and completed on November 30, 2003.

The following table provides information regarding the beneficial ownership of our common stock held by each of the selling shareholders as of July 15, 2004, including:

(1)	the number of shares owned by each prior to this offering;
(2)	the total number of shares that are to be offered by each;
(3)	the total number of shares that will be owned by each upon completion of the offering;
(4)	the percentage owned by each upon completion of the offering; and
(5)	the identity of the beneficial holder of any entity that owns the shares.

The named party beneficially owns and has sole voting and investment power over all shares or rights to the shares, unless otherwise shown in the table. The numbers in the table assume that none of the selling shareholders sell shares of common stock not being offered in this prospectus or purchase additional shares of common stock, and assume that all shares offered are sold.

Name and Address of Selling Shareholder (All Canadian Residents)	Shares Owned Prior to this Offering	Total Number of Shares to be Offered for Selling Shareholder Account	Total Shares to be Owned Upon Completion of this Offering	Percent Owned Upon Completion of this Offering
Allstar Gold Ventures Ltd.(1) 430 - 580 Hornby Street Vancouver, BC V6C 3B6	10,000	10,000	nil	nil
David Anthony 4408 Puget Drive Vancouver, BC V6K 2G6	1,000	1,000	nil	nil
Donald Blane 78 - 65 Foxwood Drive Port Moody, BC V3H 4Z5	1,000	1,000	nil	nil
Evelyn Brookes 2582 Ohara Lane Crescent Beach, BC V4A 3B3	100,000	100,000	Nil	nil
Dal Brynelsen 880 - 609 Granville Street Vancouver, BC V7Y 1G5	20,000	20,000	Nil	nil

Name and Address of Selling Shareholder (All Canadian Residents)	Shares Owned Prior to this Offering	Total Number of Shares to be Offered for Selling Shareholder Account	Total Shares to be Owned Upon Completion of this Offering	Percent Owned Upon Completion of this Offering
Gordon Cartwright 6 Radar Place Winnipeg, Manitoba R2Y 0Z8	100,000	100,000	Nil	nil
Clive Celaire 408 - 909 Burrard Street Vancouver, BC V6Z 2N2	2,000	2,000	Nil	nil
Tennyson Choo 1784 Pepperidge Court Burnaby, BC V5A 3V9	1,000	1,000	Nil	nil
Omar Diaz 3990 Capilano Road North Vancouver, BC V7R 4J2	10,000	10,000	Nil	nil
Distinct Holdings Ltd. (2) 3081 Third Avenue Whitehorse, Yukon Territory Y1A 4Z7	134,000	134,000	Nil	nil
Louise Duemo 102 – 1816 Haro Street Vancouver, BC V6G 2Y7	3,000	3,000	Nil	nil
William Duemo 102 - 1816 Haro Street Vancouver, BC V6G 2Y7	3,000	3,000	Nil	nil
Greg Dureault 1400 - 1055 West Hastings Street Vancouver, BC V6E 2E9	10,000	10,000	Nil	nil
Matthew Fahey 650 - 1500 West Georgia Street Vancouver, BC V6G 3A9	100,000	100,000	Nil	nil
Green Street Technologies (3) 11024 83 rd Avenue Delta, BC V4C 2G2	22,000	22,000	Nil	nil
Diane Hart 267 East 19th Street North Vancouver, BC V7L 2Z1	4,000	4,000	Nil	nil
Warren J.D. Hart 267 East 19th Street North Vancouver, BC V7L 2Z1	4,000	4,000	Nil	nil
David Holmes 9571 Ryan Crescent Richmond, BC V7A 2H1	10,000	10,000	Nil	nil
Andrew Howland 1163 Fraserview Street Port Coquitlam, BC V3C 5H2	20,000	20,000	Nil	nil
Glen J. Indra 4945 Chalet Place North Vancouver, BC V7R 4X4	30,000	30,000	Nil	nil
Steve Johnston 1209 - 2012 Fullerton Avenue North Vancouver, BC V7P 3E3	12,000	12,000	Nil	nil
John Kason 401 – 1777 3 rd Avenue Prince George, BC V2L 3G7	10,000	10,000	Nil	nil

Name and Address of Selling Shareholder (All Canadian Residents)	Shares Owned Prior to this Offering	Total Number of Shares to be Offered for Selling Shareholder Account	Total Shares to be Owned Upon Completion of this Offering	Percent Owned Upon Completion of this Offering
Raymond Lim 3493 Williams Street Vancouver, BC V5K 2Z5	100,000	100,000	Nil	nil
Jacqueline Lovelock 1041 Kilmer Road North Vancouver, BC V7K 1P9	10,000	10,000	Nil	nil
Robin J. Lyman 1322 Devonshire Street Vancouver, BC V6H 2G4	100,000	100,000	nil	nil
Glen C. MacDonald 905 - 1600M Beach Avenue Vancouver, BC V6G 1Y7	71,000	71,000	nil	nil
Mark May 3708 S.W. Marine Drive Vancouver, BC V6N 3Z5	1,000	1,000	nil	nil
Andrew McDougall 312 - 6833 Village Green Street Burnaby, BC V5E 4M1	1,000	1,000	nil	nil
Cheryl McKeeman 1282 West 7th Avenue Vancouver, BC V6H 1B6	2,000	2,000	nil	nil
Greg Montaine 530 St. Andrews Road West Vancouver, BC V7S 1V2	1,000	1,000	nil	nil
William J. Murray 4674 54th Street Delta, BC V4X 3Y6	7,000	7,000	nil	nil
Robert Nadon 103 - 1549 Barclay Street Vancouver, BC V6G 1J8	1,000	1,000	nil	nil
Vittorio Pantaleo 778 East 18th Avenue Vancouver, BC V5V 1G7	10,000	10,000	nil	nil
Prominex Financial Services Inc.(4) 476 West 26 th Avenue Vancouver, BC V5Y 2K2	10,000	10,000	nil	nil
Provincial Properties and Strata Consultants(5) 2751 Lakeside Road Kelowna, BC V1Z 1Y1	40,000	40,000	nil	nil
Hugh Rose 2333 Ontario Street Vancouver, BC V5T 2X5	1,000	1,000	nil	nil
Harpreet Sangha 12746 67B Avenue Surrey, BC V3W 1J6	3,000	3,000	nil	nil
Dennis Sesilja 14676 16A Avenue Surrey, BC V4A 5M7	10,000	10,000	nil	nil

Name and Address of Selling Shareholder (All Canadian Residents)	Shares Owned Prior to this Offering	Total Number of Shares to be Offered for Selling Shareholder Account	Total Shares to be Owned Upon Completion of this Offering	Percent Owned Upon Completion of this Offering
Mark Silverwood 500 – 666 Burrard Street Vancouver, BC V6C 3P6	10,000	10,000	nil	nil
David Smalley 1200 - 999 West Hastings Street Vancouver, BC V6C 2W2	10,000	10,000	nil	nil
Brock Smither 14061 19A Avenue White Rock, BC V4A 7P4	20,000	20,000	nil	nil
Masao Michael Tamaki 2200 – 609 Granville Street Vancouver, BC V7Y 1H2	10,000	10,000	nil	nil
John Tillar 2626 Tiber Place Port Coquitlam, BC V3B 7T5	1,000	1,000	nil	nil
Peter Yee 15719 81A Avenue Surrey, BC V3S 7Z7	1,000	1,000	nil	nil
Paul M. Zdebiak 603 - 2777 Bayshore Drive Vancouver, BC V6G 3H2	5,000	5,000	nil	nil

(1)	Allstar Gold Ventures Ltd. is a private British Columbia company controlled by Mark Thodos.
(2)	Distinct Holdings Ltd. is a private Yukon company controlled by John A. Meyer.
(3)	Green Street Technologies is an unincorporated business carried on by Barry Muttart.
(4)	Prominex Financial Services Inc. is a private British Columbia company controlled by George Stubos.
(5)	Provincial Properties and Strata Consultants is a private British Columbia company controlled by Bryan Saul.

None of the selling shareholders: (1) has had a material relationship with us other than as a shareholder at any time within the past three years; or (2) has been one of our officers or directors.

Plan of Distribution

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

(a)	on such public markets or exchanges as the common stock may from time to time be trading;
(b)	in privately negotiated transactions;
(c)	through the writing of options on the common stock;
(d)	in short sales; or
(e)	in any combination of these methods of distribution.

The sales price to the public is fixed at $0.10 per share until such time as the shares of our common stock become quoted on the NASD Over-the-Counter Bulletin Board or another exchange. Although we intend to apply for quotation of our common stock on the NASD Over-the-Counter Bulletin Board, public trading of our common stock may never materialize. If our common stock becomes quoted on the NASD Over-the-Counter Bulletin Board, or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

(1)	the market price of our common stock prevailing at the time of sale;
(2)	a price related to such prevailing market price of our common stock; or
(3)	such other price as the selling shareholders determine from time to time.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144. The selling shareholders may also sell their shares directly to market makers acting as agents in unsolicited brokerage transactions. Any broker or dealer participating in such transactions as agent may receive a commission from the selling shareholders, or if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholders will likely pay the usual and customary brokerage fees for such services. If applicable, the selling shareholders may distribute shares to one or more of their partners who are unaffiliated with us. Such partners may, in turn, distribute such shares as described above.

We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders.

We are bearing all costs relating to the registration of the common stock. We anticipate that we will pay approximately $21,000 in offering expenses on behalf of the selling shareholders. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

(1)	not engage in any stabilization activities in connection with our common stock;
(2)	furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and
(3)	not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.

Legal Proceedings

We are not currently a party to any legal proceedings.

Directors, Executive Officers, Promoters and Control Persons

Our executive officers and directors and their respective ages as of May 31, 2004 are as follows:

Directors

Name of Director	Age
Robert Krause	46
Thomas James Brady	51

Executive Officers
Name of Officer	Age	Office
Robert Krause	46	President
Thomas James Brady	51	Secretary and Treasurer

Control Person
Name of Control Person		Percentage of Outstanding Shares
Gavin Roy		59%

Set forth below is a brief description of the background and business experience of our executive officers and directors.

Robert Krause has been our President since the Company’s inception. He has a Bachelor of Science (Geology major) from the University of British Columbia, Canada, and is an Exploration Geologist. Mr. Krause has been a Consulting Geologist since 1985 with international exploration experience in North, Central and South America. He has been the president of R.G. Krause & Associates Inc of Vancouver B.C. Canada since July 1989. R.G. Krause & Associates is a geological consulting and general contracting company, with experience in the following areas of geological exploration: “epithermal”, which relates to hydrothermal mineral deposits of watery fluids ranging from 50 – 200 degrees centigrade, occurring mainly in veins; “skarn”, a term generally reserved for rocks composed mostly of lime-bearing crystal structures; and “placer”, which relates to surficial mineral deposits of heavy minerals, such as gold, formed by mechanical concentrations of mineral particles from weathered debris. Mr. Krause has been Vice-President of Explorations for Starfield Resources Inc. of Vancouver, B.C. Canada since January 1999. From 1998 to 1999 he was Project Geologist with LAMIC in Salguiero, Brazil, and from 1990 to 1997 was Project Geologist for Pacific Seadrift Malinga/Milagro Resources Inc. (Honduras C.A.) During the last year Mr. Krause has devoted 5 to 7 hours per week dealing with our affairs.

Thomas James Brady has been our Secretary-Treasurer since the Company's inception. He has been the President of BBX Marketing Ltd., of Vancouver B.C. Canada, a consulting company, since 1992, and the manager of information systems of Starfield Resources Inc., of Vancouver, B. C. Canada, a mineral exploration company, since May 2001. BBX Marketing is a consulting company focused on the mineral exploration industry, which provides data base management, information dissemination to suppliers and shareholders. Starfield Resources Inc. is a Canadian mineral exploration public company, whose common shares trade on the TSX Venture Exchange. During the last year Mr. Brady has devoted 2 to 5 hours per week dealing with our affairs.

We do not presently pay our officers or directors any salary or consulting fees.

Promoters

Gavin Roy has been a control person and promoter of the Company since our inception. See “Certain Relationships and Related Transactions” for details respecting Mr. Roy’s acquisition of his control position.

Messrs. Krause and Brady have also been promoters of the Company since our inception. See “Certain Relationships and Related Transactions” for details respecting the acquisition of their share positions in the Company.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Significant Employees

We have no significant employees other than Messrs. Krause and Brady.

We conduct our business through verbal agreements with consultants and arms-length third parties. Current arrangements in place include the following:

(1)
A verbal agreement with our consulting geologist, which includes his reviewing all of the results from the exploratory work performed on the site and making recommendations based on those results in exchange for payments equal to the usual and customary rates received by geologists performing similar consulting services.

(2)	A verbal agreement with our outside auditors to perform requested accounting functions at their normal and customary rates.

(3)	A verbal agreement with Robert Krause to provide us with office space, telephone answering and secretarial services. The value of these services is $500 per month which has been donated.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information concerning the number of shares of our common stock owned beneficially as of July 15, 2004 by:

(1)	each person (including any group) known to us to own more than five percent (5%) of any class of our voting securities;
(2)	each of our directors;
(3)	named executive officers; and
(4)	officers and directors as a group.

At this time, only three shareholders fall within these categories: Robert Krause (Director and President); Thomas James Brady (Director and Secretary-Treasurer); and Gavin Roy (holder of more than 5% of the issued shares of the Company). The shareholders listed possess sole voting and investment power with respect to the shares shown.

Title of Class	Name and Address of Beneficial Owner	No. of Shares	Percentage of Class(1)
Common Stock	Robert Krause 620 - 800 West Pender Street Vancouver, BC Canada V6C 2V6 President and Director	100,000	3.3%
Common Stock	Thomas James Brady 1106 - 1100 Harwood Street Vancouver, BC Canada V6E 1R7 Secretary/Treasurer and Director	100,000	3.3%
Common Stock	Gavin Roy 1100 – 595 Burrard Street Vancouver, BC Canada V7X 1C4 Holder of more than 5% of issued stock	1,800,000	59.4%
Common Stock	All Officers and Directors as a group (two persons)	200,000	6.6%

(1)	The percentage of class is based on 3,032,000 shares of common stock issued and outstanding as of July 15, 2004.

The persons named above have full voting and investment power with respect to the shares indicated. Under the rules of the Securities and Exchange Commission, a person (or group of persons) is deemed to be a "beneficial owner" of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same security. A person is also deemed to be a beneficial owner of any security which that person has the right to acquire within 60 days, such as options or warrants to purchase our common stock.

Description of Securities

Our authorized capital stock consists of 100,000,000 shares of common stock, with a par value of $0.001 per share. As at July 15, 2004, there were 3,032,000 shares of our common stock issued and outstanding, held by 48 stockholders of record.

Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law the holders of our common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy. Holders of our common stock representing 33-1/3% of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

The holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefor.

Upon liquidation, dissolution or winding up, the holders of shares of our common stock will be entitled to receive pro rata all assets available for distribution to such holders.

In the event of any merger or consolidation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Share Purchase Warrants

We have not issued, and do not have outstanding, any warrants to purchase shares of our common stock.

Options

We have not issued, and do not have outstanding, any options to purchase shares of our common stock.

Convertible Securities

We have not issued, and do not have outstanding, any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

Nevada Anti-Takeover Laws

Nevada Revised Statutes sections 78.378 to 78.379 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Our Articles of Incorporation and bylaws do not state that these provisions do not apply. The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation. Because of these conditions, the statute currently does not apply to our company.

Interests of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of it is parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Manning Elliott, independent chartered accountants, has audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in their audit report. Manning Elliott has presented their report with respect to our audited financial statements. The report of Manning Elliott is included in reliance upon their authority as experts in accounting and auditing.

Laurence Stephenson, P.Eng. a professional consulting geologist, has provided us with a geological evaluation report on the PEG Claim. We employed Mr. Stephenson on a flat rate consulting fee of Cdn$4,000 and he has no interest, nor does he expect any interest in our property or securities.

Disclosure of Commission Position of Indemnification for Securities Act Liabilities

Our Articles of Incorporation provide that we will indemnify an officer, director, or former officer or director, to the full extent permitted by law. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act of 1933 is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

Measurement Conversion Information

In this Form SB-2, metric measures are used with respect to mineral properties described herein. For ease of reference, the following conversion factors are provided:

Imperial Measure	Metric Unit
1 mile	1.609 kilometres
1 yard	0.9144 metre
1 acre	0.405 hectare

Currency

The Company's reporting currency is the United States dollar. References to "Cdn Dollars", or "Cdn$" are to the currency of Canada. Solely for the convenience of the reader, this Form SB-2 contains translations of certain US Dollar amounts into Cdn Dollar amounts at specified rates.

Currency Exchange Rate Information:

The rate of exchange means that noon buying rate in New York City for cable transfer in Canadian dollars as certified for customs proposed by the Federal Reserve Bank of New York. The average rate means the average of the exchange rates on the last date of each month during a year.

	Jan – June	2003	2002	2001	2000
	2004
High	1.3968	1.5747	1.6003	1.6034	1.5583
Low	1.2692	1.3484	1.5593	1.4935	1.4318
Average for Period	1.3402	1.4615	1.5597	1.5494	1.4854
End of Period	1.3404	1.3484	1.5593	1.5928	1.4995

The exchange rate on May 31, 2004 was $1.3731

The high and low exchange rates for the most recent six months are as follows:

	Jan 2004	Feb 2004	Mar 2004	Apr 2004	May 2004	June 2004
High	1.3119	1.3440	1.3476	1.3707	1.3968	1.3773
Low	1.2692	1.3102	1.3079	1.3093	1.3577	1.3404

Organization Within the Last Five Years

We were incorporated on May 8, 2003 under the laws of the state of Nevada.

We purchased all right, title and interest in one unpatented claim consisting of 16 units located in southwestern British Columbia, Canada, from Nicholson & Associates ("NIC") by agreement dated November 3, 2003, subject to a 2-1/2% NSRR and a 7-1/2% GRRR to NIC. Of the NSRR, 1-1/2% may be acquired by us from NIC for $1 million within 12 months from Commencement of Commercial Production. Advance royalties of $25,000 shall be paid annually commencing on November 3, 2006. NIC is at arm's length to the Company. NIC has agreed to provide us with geological consulting services for the PEG Claim and to maintain the claims in good standing for at least 24 months from the date of claim recording.

Robert Krause, Thomas James Brady and Gavin Roy have been the promoters of our company since inception.

Description of Business

In General

We are an exploration stage company engaged in the acquisition and exploration of mineral properties. We own a 100% interest in one unpatented mineral claim consisting of 16 units that we refer to as the PEG Claim, subject to the NSRR and GRRR described above under "Organization Within the Last Five Years". An initial exploration program on the PEG Claim is required before a final determination as to its viability can be made. Although exploratory work in the area of the PEG Claim conducted by others has indicated some potential showings of mineralization, we are uncertain as to the reproducibility of these prior exploration results and thus we are uncertain as to the potential existence of a commercially viable mineral deposit existing on our mineral claim. No recent exploration work has been reported in the vicinity of the PEG Claim. Work in the Harrison Lake area by the author of the Report and others has been on claims over one kilometer to the west and south of the PEG Claim.

Our plan of operations is to carry out an initial exploration program on the PEG Claim in order to ascertain whether it possesses a commercially exploitable mineral deposit. We will not be able to determine whether or not our mineral claim contains a commercially exploitable mineral deposit, or reserve, until appropriate exploratory work is done and an economic evaluation based on that work concludes economic viability.

Acquisition, Description and Location of the PEG Claim

Upon closing of our agreement with NIC on January 13, 2004, we obtained through a bill of sale one unpatented mineral claim consisting of 16 units located in the New Westminster Mining Division of the Province of British Columbia.

The PEG Claim is located east of Harrison Lake and northwest of the District of Hope in southwestern portion of the Province of British Columbia, and the area has recently been further opened by logging operations which provide new access to the region. Logging roads are located within 300 metres of the claim group. Permitting for initial exploration work has already been obtained.

The PEG Claim consists of one unpatented mineral claim representing 16 units that has been staked and recorded as a four post claim. In the Province of British Columbia, each unit equals 25 hectares. The following table sets forth the details of the claim.

Claim Name	Units	Record Number	Expiry Date
PEG	16	401581	April 12, 2005

In British Columbia, all mining claims are valid for one year. The expiry date is the annual occurrence of the date of record which is the staking completion date of the claim. To maintain a claim, the holder must, on or before the expiry date of the claim, pay the prescribed recording fee (Cdn$10.00 per claim) and either: (a) record the exploration and development work carried out on that claim during the current year; or (b) pay cash in lieu of work (Cdn$100.00 per claim unit). As stated above, NIC has agreed to maintain the PEG claim in good standing for 24 months. After two years, an exploration work value of approximately Cdn$200 is required in subsequent years. Accordingly, exploration work on the PEG Claim must be completed and filed with the Province in the amount of approximately Cdn$100 by April 12, 2005, or this amount must be paid to the Province of British Columbia by that date. A maximum of 10 years of work credit may be filed on a claim. If the required exploration work expenditure is not completed and filed with the Province or British Columbia in any year or if a payment is not made to the Province of British Columbia in lieu of the required work within this year, the mineral claims will lapse and title will revert to the Province of British Columbia. Due to the amount of funds we will be expending towards our exploration program, we expect to fulfill all of these requirements for a period of several years.

The Province of British Columbia owns the land covered by the mineral claims. At this time, we are not aware of any native land claims that might affect our title to the mineral claims or to British Columbia's title to the property. Although we are unaware of any situation that would threaten our claims, it is possible that a native land claim could be made in the future. The federal and provincial government policy at this time is to consult with all potentially affected native bands and other stakeholders in the area of any potential mining. If we should encounter a situation where a native person or group claims an interest in our claims, we may choose to provide compensation to the affected party in order to continue with our exploration work, or if such an option is not available, we may have to relinquish our interest in these claims.

There are no known environmental concerns or parks designated for any area contained within the PEG Claim. Harrison Lake is used extensively for recreational pursuits. It has, however, no official designation. One valley east of Harrison Lake has a spotted owl preserve, but this has no relevance to the ground covered by the PEG Claim.

There are no encumbrances on the PEG Claim. If advanced exploration proceeds, however, there may be bonding requirements for reclamation.

Geological Exploration Program in General

The Report on the PEG Claim was prepared by Laurence Stephenson, P.Eng., of White Rock, British Columbia (the "Stephenson Report"). Mr. Stephenson is a graduate of Carleton University, Ottawa, Ontario, Canada with a Bachelor of Science degree in Geology (1975) and of York University, Toronto, Ontario, Canada with a Master of Business Administration degree (1985). Mr. Stephenson has worked as a geologist for over 33 years. He has acted as a geologist and consultant to mining companies, and as geological and financial consultant evaluating mining properties for several securities firms. Mr. Stephenson visited the PEG Claim in August 2001.

Our mineral claim presently does not have any mineral reserves. The property that is the subject of our mineral claim is undeveloped and does not contain any open-pit or underground mines. There is no mining plant or equipment located on the property.

We have not yet commenced exploration of the PEG Claim and exploration is currently in the preliminary stages. Our exploration program is exploratory in nature and there is no assurance that mineral reserves will be found.

Exploration procedures have been well established in the mineral exploration industry. We will contract with one of the many reputable exploration companies that are available. The program procedure is as follows:

  the geologist and the geotechnician will travel by 4-wheel drive pickup to the property;
  while the geologist looks at, maps and samples the known zones of the property, the geotechnician will takereadings with the VLF-EM.

VLF-EM is a well respected instrument for measuring, in a very preliminary way, very low frequency – electromagnetic responses from the interaction of the transmitted EM signal and mineralization, rock units and/or structures that are not visible on the surface of the earth.

  the geologist and the geotechnician will then take their data and submit it for assay and analyse the results;and a report will be written outlining the results and suggesting how to further refine the VLF-EM survey toenhance the results and the detailed geological mapping so that the full potential of the property will beevaluated;

NIC are qualified geologists and we will engage them to conduct the mineral exploration program under industry standards. They will be responsible for hiring personnel and for all appropriate worker-related costs and will bill us for their services. This work is applicable to assessment requirements for the claims. The work outlined in the budget set out below will cover an additional year of tenure maintenance.

Mr. Stephenson will be engaged by NIC as the onsite technical person who will evaluate and direct the program.

In order to prepare the Stephenson Report, previous reports on the area surrounding the PEG Claim by Mr. Stephenson and work completed on the claims were reviewed. This review included the following: (i) an article in “Economic Geology” entitled Geology and Genesis of Ultramafic Nickel Copper Pyrrhotite Deposits at the Pacific Nickel Property, Southwestern British Columbia; (ii) an Open File (1990) and various presentation notes and slides on the BC Nickel Mine, Summary – Giant Mascot (Pacific Nickel, BC Nickel) (1986/87), compiled by the Ministry of Energy, Mines and Petroleum Resources, British Columbia; (iii) various maps and surveys of the Department of Energy, Mines and Resources, Geological Survey of Canada; (iv) Geological Fieldwork (1975) (Paper 1976) by Mark R. Vining, on Regional Setting of Giant Mascot Mine; (v) an article by W.E. Clarke (1969) in “Western Miner”, entitled Geology and Ore Control, Giant Mascot Mines Ltd.; (vi) Prospecting Report on the Wren Group of Mineral Claims by J.D. Murphy (1980); and (vii) personal communications with T. Schroder, District Geologist, with the Ministry of Energy, Mines and Petroleum Resources, British Columbia, and P. Christopher, Consultant, respecting his Geological Fieldwork (1974) (Paper 1975) on the Giant Mascot Mine.

The following disclosure is from the Stephenson Report.

Access, Climate, Local Resources, Infrastructure, and Physiography

Access to the PEG Claim is along well maintained logging roads on the west side of the property from the town of Agassiz, British Columbia. The area has been permitted for mining in the past and a major power line exists in the region. There is no difficulty accessing the claim block along the logging road networks by 4-wheel drive truck or 4-trax vehicle. Access for the proposed program will be off the Clear Creek Main Road.

Topography is rugged rising from Harrison Lake at under 200 metres to the top of Settler Peak at over 1,800 metres. The valleys are steep sided coastal alpine mountain type with typical rain forest vegetation of the coastal ranges of British Columbia. There is a mix of cedar, hemlock, spruce trees with alder, willow and cottonwood on old roads and poorly drained areas. Undergrowth brush is typical with salal, devils' club and assorted berry bushes. Climate is also typical of the lower mainland area and is such that the lower and middle elevations will be workable year round with little difficulty. Higher ground may require snow machines or similar track mounted vehicles. The most snow observed on the tops of the hills was three metres in late January.

All the major river drainages flow year round as do many subsidiary creeks. Harrison Lake is an active logging region with plenty of heavy equipment and operators available for hire. Most live in Harrison, Agassiz, Mission, Chilliwack or Hope. All these population centres, totaling almost 50,000 people, are within a one hour drive of the project and provide all amenities including police, hospitals, groceries, fuel, helicopter services, hardware and other necessary items. Drilling companies are present in communities nearby while assay facilities are located in Vancouver.

History

The first indications of a significant ore zone in the region were discovered in 1923 along the Stulkawhits Creek and by 1926 the BC Nickel Company had been formed to develop the prospect. Subsequent exploration through the 1920's and 1930's discovered the main open pit Pride of Emory zone and led to initial mine development and bulk testing. Further work was curtailed by the Second World War and it was not until the 1950's that additional exploration and development work was completed. Full scale production was achieved in 1958/59 by the Pacific Nickel Mines Ltd.

Mining continued until 1974 when a variety of factors interceded to curtail operations – the mill burned down, a mine accident caused loss of life and most significantly the Japanese smelters that were processing the nickel-copper ore, curtailed their nickel smelting operations. Alternative smelting facilities were not economically available and the mining operations ceased.

The zone covered by the PEG Claim was discovered in 1980 by a prospector named J.D. Murphy and a small sampling program was conducted on the precious metal carrying veins. The values of gold and silver were not followed up. No record of any further work was made and none appeared to have been undertaken according to Mr. Stephenson, who visited the property and surrounding environs. It is, therefore, safe to conclude that this 1980 work was preliminary in nature and no development work was undertaken.

Since that time little to no recorded exploration has been carried out in the region.

Recent Exploration Work

No recent exploration has been reported in the vicinity of the PEG Claim. Work in the Harrison Lake area by Mr. Stephenson and others has been on claims over one kilometre to the west and south of this claim group.

The following discussion respecting the geological setting and geophysics of the property was simplified by Mr. Stephenson for use in this SB-2.

Geological Setting

Geology

In the region of Harrison Lake a unit of the rocks that is found continuously along the east side of the lake has mostly dark minerals – ultramafic minerals, and is part of the western Canadian region's "intrusive" rock units. A major structure along the Fraser River, located 8 to 15 kilometres to the east, represents as the eastern edge of this Wrangallia geologic province (to the west) and the highly metamorphosed contact zone where it is in fault contact with the rest of the North American Craton. This is an older type zone with the smaller Pacific plate in fault contact with the North American Craton (to the east).

The ultramafic rock unit as mapped by the Geological Survey of Canada is continuous for approximately 80 kilometres to the north and is between one to over five kilometres wide. These ultramafic rocks intrude the very sulphide rich with a rusty look metamorphosed sedimentary rocks throughout the area.

An intrusive mainly white coloured rock (Diorite - felsic) is found along the entire east side of the ultramafic rocks. Metamorphosed sedimentary rocks are found along the west side of the ultramafic rocks and to the edge of Harrison Lake. Red, pink and white granite intrusions are found in the region.

The area of the property has a trend of gossanous metamorphosed sediments projected to cross the property. Felsic and mafic intrusives into this sedimentary rock unit is reported on the claims and are associated with the felsic granite to diorite rock type. Younger intrusives similar to those found with the molybdenum zone to the south are found on the PEG Claim in small areas and as dikes.

Three deposit types can be possibly found linked to the rock types present on the claims and could be models of what potentially could be found by a successful mineral exploration program.

The Pacific Nickel Mine model of massive sulphide lenses within ultramafic rocks containing copper, nickel, platinum, palladium and cobalt could be found in the ultramafic rocks on the property

The intrusive porphyry breccia model with disseminated molybdenum and copper and possibly some precious metals (gold) could also be found since there are similar rocks found with that zone in the vicinity of the claims.

Precious metals were found in quartz veins by the previous exploration and finding more of them and extending the known one could have significant potential for the property.

Gold and silver mineralization with sulphides in quartz veins has been found with no further details mentioned by the prospector.

Geophysics

Regional Geophysics

A review of the Geological Survey of Canada survey map suggests a significant magnetic feature occurs in the northern area of the claim. Follow up investigation by ground geophysics and prospecting is warranted.

Conclusions

In the view of Mr. Stephenson, the Harrison Lake ultramafic belt provides a potential exploration prospect for precious and base metal mineralization. Initial exploration by other companies continues to identify the potential of this belt which hosts the PEG Claim. Locally the rocks of the PEG Claim are very similar to those found and associated with nearby mineralization. A quartz vein with values of gold and silver has been identified on the PEG Claim and other potential parallel veins have been indicated but remain untested. Mr. Stephenson concludes that detailed exploration as recommended could locate further mineralized zones, and that further work is warranted.

Mr. Stephenson is of the opinion that his findings represent what could be found on the PEG Claim itself because of the nature and experience of geologists and mineral explorationists in other areas and in the area of the PEG Claim. By virtue of his experience Mr. Stephenson can observe the trends of rock units from one area and with relative confidence extrapolate that they continue into another region. Coupled with reports and observations by previous workers in the area, there appears to be no disruption of the rock units as they are found on the PEG Claim and their rock descriptions fit what would be expected. A safe conclusion can be made that similar types of mineralization that have been found linked with the same rock units on adjacent properties and the metals associated with them, could be found on the PEG Claim. Discovery of this type of mineralization is the first step to discovering a mineral deposit

Recommended Program

Mr. Stephenson recommends that traverses be completed along the ridgeline in the central portion of the PEG Claim and two to four contour traverses separated by approximately 500 metres be completed. These traverses will collect geological and geochemical samples for further analysis.

The budget to execute the proposed program is estimated to be $2,560 (Cdn$3,500), as follows:

Budget – Phase I

			US$	Cdn$
1	Senior geologist	3 days @ $363 (Cdn$500)/day	1,089	1,500
2	One geotechnician	3 days @ $185 (Cdn.$250)/day	552	750
3	Equipment rental	4 wheel drive vehicle 3 days @ $53 (Cdn.$75)/day	159	225
4	Assays	30@ $15 (Cdn$20) each	450	600
5	Food, fuel and supplies		145	200
6	Report		165	225
Total:			2,560	3,500

Upon receipt of favourable results, follow-up geological investigations, including a ground geophysical survey, will be required.

Budget – Phase II

	US$	Cdn$
1. VLF-EM Survey	10,925	15,000
2. Detailed geological investigations	7,283	10,000
Total:	18,208	25,000

Competition

The mineral exploration industry, in general, is intensively competitive and even if commercial quantities of ore are discovered, a ready market may not exist for the sale of the ore. Numerous factors beyond our control may affect the marketability of any substances discovered. These factors include market fluctuations, the proximity and capacity of natural resource markets and processing equipment, government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in our not receiving an adequate return on invested capital.

Compliance with Government Regulation

We will be required to comply with all regulations, rules and directives of governmental authorities and agencies applicable to the exploration of minerals in the Province of British Columbia. In addition, if we progress to the production phase, production of minerals in the Province of British Columbia will require prior approval of applicable governmental regulatory agencies. We cannot be certain that such approvals will be obtained. The cost and delay involved in attempting to obtain such approvals cannot be known in advance.

The main agency that governs the exploration of minerals in the Province of British Columbia is the Ministry of Energy and Mines ("MEM").

MEM manages the development of British Columbia's mineral resources, and implements policies and programs respecting their development while protecting the environment. In addition, MEM regulates and inspects the exploration and mineral production industries in British Columbia to protect workers, the public and the environment.

The material legislation applicable to us is the Mineral Tenure Act, administered by the Mineral Titles Branch of MEM. The initial phase of our exploration program will consist of the completion of traverses along the central portion of the PEG Claim in order to collect geological and geochemical samples for analysis. We have received permission to carry out this initial phase of exploration work. Should a follow-up exploration program be undertaken, it would be intended to refine information garnered in the first phase employing similar methods of exploration. The area of the PEG Claim is currently not permitted for mining.

In addition, MEM administers the Mines Act, the Health, Safety and Reclamation Code and the Mineral Exploration Code. Ongoing exploration programs would likely be expanded to include activities such as line cutting, machine trenching and drilling. In that event a reclamation deposit is usually required in the amount of $2,185 (Cdn$3,000) to $3,642 (Cdn$5,000). The process of requesting permission and posting the deposit usually takes about two weeks. The deposit is refundable under a MEM inspector's determination that the exploration program has resulted in no appreciable disturbance to the environment.

The Mineral Tenure Act and its regulations govern the procedures involved in the location, recording and maintenance of mineral and placer titles in British Columbia. The Mineral Tenure Act also governs the issuance of mining leases, which are long term entitlements to minerals, designed as production tenures. At this phase in the process, a baseline environmental study would have to be produced. Such a study could take many months and cost in excess of $73,000 (Cdn$100,000). However, we are only in the preliminary stages of the first stage exploration and development program on the PEG claim, and there can be no assurance that we will ever get beyond that stage. The people involved in our project are all accredited professionals and will operate the exploration program in a workmanlike manner that will meet industry standards. The standards set out here are for general information purposes only and have no affect on our current operations.

All mineral exploration activities carried out on a mineral claim or mining lease in British Columbia must be in compliance with the Mines Act. The Mines Act applies to all mines during exploration, development, construction, production, closure, reclamation and abandonment. Additionally, the provisions of the Health, Safety and Reclamation Code for mines in British Columbia contain standards for employment, occupational health and safety, accident investigation, work place conditions, protective equipment, training programs, and site supervision. Also, the Mineral Exploration Code contains standards for exploration activities including construction and maintenance, site preparation, drilling, trenching and work in and about a water body.

Additional approvals and authorizations may be required from other government agencies, depending upon the nature and scope of the proposed exploration program. If the exploration activities require the falling of timber, then either a free use permit or a license to cut must be issued by the Ministry of Forests. Items such as water and waste approvals may be required from the Ministry of the Environment, Lands and Parks if the proposed exploration activities are significantly large enough to warrant them.

We will also have to sustain the cost of reclamation and environmental remediation for all exploration work undertaken. Both reclamation and environmental remediation refer to putting disturbed ground back as close to its original state as possible. Other potential pollution or damage must be cleaned up and renewed along standard guidelines outlined in the usual permits.

Reclamation is the process of bringing the land back to its natural state after completion of exploration activities. Environmental remediation refers to the physical activity of taking steps to remediate, or remedy, any environmental damage caused, i.e., refilling trenches after sampling or cleaning up fuel spills.

Our initial exploration program does not require any reclamation or remediation because of minimal disturbance to the ground. The amount of these costs is not known at this time as we do not know the extent or the exploration program we will undertake, beyond completion of the recommended exploration phase described above, or if we will enter into production on the property. Because there is presently no information on the size, tenor or quality of any resource or reserve at this time, it is impossible to assess the impact of any capital expenditures on our earnings or competitive position in the event a potentially economic deposit is discovered.

Employees

We have no employees as of the date of this prospectus other than our officers, Messrs. Krause and Brady. We conduct our business largely through agreements with consultants and other independent third party vendors.

Research and Development Expenditures

We have not incurred any research or development expenditures since our inception.

Subsidiaries

We have no subsidiaries.

Patents and Trademarks

We do not own, either legally or beneficially, any patent or trademark.

Plan of Operations

Our business plan is to proceed with the exploration of the PEG Claim to determine whether there are commercially exploitable reserves of gold and silver or other metals. We have decided to embark upon the initial phase of the exploration program recommended by Laurence Stephenson, P.Eng. (See “Description of Business” above). The initial phase of the recommended program will cost approximately $2,560 (Cdn$3,500). On July 15, 2004 we had cash on hand of $12,115 and working capital of $10,765. Accordingly, we are able to proceed through the initial stage of the exploration program without additional financing. The program will be overseen in the field by us.

We expect that the field work phase of our initial exploration program will be concluded by September 1, 2004. Once we receive the results of our initial exploration program, our board of directors, in consultation with our consulting geologist, will assess whether to proceed to any further exploration phases. In making this determination to proceed, we will make an assessment as to whether the results of the initial exploration phase are sufficiently positive to enable us to proceed. This determination will include an assessment of our cash reserves after completion of the initial phase, the price of minerals and the market for financing of mineral exploration projects at the time of our assessment. Should the results of our initial exploration program prove not to be sufficiently positive to proceed with further exploration on the PEG Claim, we intend to seek out and acquire other North American mineral exploration properties which, in the opinion of our consulting geologist, offer attractive mineral exploration opportunities.

Should a follow-up exploration program be undertaken, it would likely commence in April 2005 and we would expect our consulting geologist’s report by June 2005. The cost and scope of this second exploration program is estimated at $18,208 (Cdn$25,000). We have sufficient funds to carry out our initial exploration program. If warranted, we would require additional financing to carry out the Phase II program on the PEG Claim and, based on the results of Phases I and II, any follow-up exploration programs.

When the time comes to obtain additional funding, we anticipate that such funding will be in the form of equity financing from the sale of our common stock. However, we cannot provide investors with any assurance that we will be able to obtain sufficient funding from the sale of our common stock to fund Phase II of the exploration program should we decide to proceed. We believe that debt financing will not be an alternative for funding any further phases in our exploration program. The risky nature of this enterprise and lack of tangible assets places debt financing beyond the credit-worthiness required by most banks or typical investors of corporate debt until such time as an economically viable mine can be demonstrated. We do not have any arrangements in place for any future equity financing. Failure to raise needed financing could result in our having to discontinue our mining exploration and development business.

During the exploration stage, Mr. Krause, our president, and Mr. Brady, our secretary-treasurer, will only be devoting approximately 5-10 hours per week of their time to our business. We do not foresee this limited involvement as negatively impacting our company over the next 12 months as all exploratory work is being performed by an outside consultant. If, however, the demands of our business require more time of Mr. Krause or Mr. Brady, such as raising additional capital or addressing unforeseen issues with regard to our exploration efforts, they are prepared to adjust their timetables to devote more time to our business. However, they may not be able to devote sufficient time to the management of our business, as and when needed.

We anticipate that we will incur the following expenses over the next 12 months:

(1)	Cdn$3,500 ($2,560) in connection with the completion of the initial phase of our recommended geological work program; and

(2)
$17,000 for operating expenses. Of this amount we plan to spend approximately $11,100 on general, legal, accounting and administrative expenses associated with our becoming a reporting issuer under the Securities Exchange Act of 1934, and approximately $5,900 relating to working capital. Of the expenditures expected to be made from working capital, $1,000 for geological services and $2,000 for the printing and distribution of prospectuses and annual statements to our shareholders.

We had cash in the amount of $12,115 as of July 15, 2004. Our total expenditures over the next 12 months are anticipated to be approximately $19,560 which includes liabilities as at July 15, 2004 of $1,350. We do not have plans to purchase any significant equipment or change the number of our employees during the next 12 months. We have sufficient funds to complete the initial exploration program and meet our obligations for the short term. However, we will have to obtain additional financing before the 12 months has passed, in order to meet all of our anticipated operating expenses and for any significant new operational or exploratory expenses. Failure to raise needed financing could result in our having to discontinue our mining exploration and development business.

Results of Operations for the Three Month Period ended March 31, 2004

We did not earn any revenues during the quarter ended March 31, 2004. We incurred a net loss during the period of $16,060, which included $11,427 in professional fees associated with the preparation and filing of this SB-2, and administration fees of $3,851 ($3,000 of which was donated management fees and rent).

Liquidity and Capital Resources

We had cash of $14,355 as at March 31, 2004 and a working capital of $11,917.

Results of Operations for Period Ending December 31, 2003

We did not earn any revenues from inception on May 8, 2003 to December 31, 2003. We do not anticipate earning revenues until such time as we have entered into commercial production of our mineral properties. We are presentlyin the exploration stage of our business and we can provide no assurance that we will discover commercially exploitable levels of mineral resources on our properties, or if such resources are discovered, that we will enter into commercial production of our mineral properties.

We incurred operating expenses in the amount of $34,073 for the period from inception on May 8, 2003 to December 31, 2003. These operating expenses included: (a) professional fees in connection with our corporate organization of $12,239; (b) donated office rent of $4,000; (c) donated management services of $4,000 and (d) mineral property acquisition costs of $12,500. We anticipate our operating expenses will increase as we undertake our exploration program and the professional fees to be incurred in connection with the filing of a registration statement with the Securities and Exchange Commission under the Securities Act of 1933. We anticipate our ongoing operating expenses will also increase once we become a reporting company under the Securities Exchange Act of 1934.

We incurred a loss in the amount of $34,073 for the period from inception on May 8, 2003 to December 31, 2003. Our loss was attributable to organizational costs, professional fees, administrative expenses and property acquisition costs.

Liquidity and Capital Resources

We had cash of $37,266 as of December 31, 2003. We had working capital of $24,977 as of December 31, 2003.

We have not attained profitable operations and are dependent upon obtaining financing to pursue exploration activities. For these reasons our auditors stated in their report that they have substantial doubt we will be able to continue as a going concern.

Description of Property

We own a 100% interest in the PEG Claim subject to the royalty interests described above. The PEG Claim is located east of Harrison Lake and northwest of Hope in southwestern portion of the province of British Columbia and consists of 16 units comprising 400 hectares.

We do not own or lease any property other than our interest in the PEG Claim.

We currently use, on a no charge basis, office space donated by Robert Krause our president, and he provides us with telephone answering, secretarial and mail per month on a donated basis. The arrangement is from month to month with no formal written agreement. The value of the donated rent is $500 per month and donated services is $500 per month.

Certain Relationships and Related Transactions

None of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us, other than noted in this section:

-	any of our directors or officers;
-	any person proposed as a nominee for election as a director;
-	any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding share of common stock;

-	any of our promoters;
-	any relative or spouse of any of the foregoing persons who has the same hours address as such person.

Robert Krause, a director and our president, has been a promoter of our company since inception. He acquired 100,000 shares of our common stock at a price of $0.001 per share on May 8, 2003.

Thomas James Brady, a director and our secretary-treasurer, has been a promoter of our company since inception. He acquired 100,000 shares of our common stock at a price of $0.001 per share on May 8, 2003.

Gavin Roy, a promoter of our company since inception, and the holder of shares carrying more than 59% of the voting rights attached to our outstanding common stock, acquired 1,800,000 shares of our common stock at a price of $0.001 per share on May 8, 2003.

Other than the purchase of their common shares, none of Messrs. Krause, Brady and Roy has entered into any agreement with us in which any of them is to receive from us or provide to us anything of value.

Market for Common Equity and Related Stockholder Matters

No Public Market for Common Stock. There is presently no public market for our common stock. We anticipate making an application for quotation of our common stock on the NASD Over-the-Counter Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. We can provide no assurance that our shares will be quoted on the bulletin board or, if quoted, that a public market will materialize.

The Securities and Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the Commission, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties or other requirements of securities law; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information as is in such form including language, type, size and format, as the Commission shall require by rule or regulation.

The broker-dealer also must provide the customer, prior to effecting any transaction in a penny stock, with (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statement showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stock, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, if our common stock becomes subject to the penny stock rules, stockholders may have difficulty selling those securities.

Holders of Our Common Stock

As of the date of this registration statement, we had 48 holders of record of our common stock.

Rule 144 Shares

A total of 3,032,000 shares of our common stock will be available for resale to the public after November 30, 2004 in accordance with the volume and trading limitations of Rule 144 of the Securities Act of 1933.

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

(1)	one percent of the number of shares of the company's common stock then outstanding, which, in our case, will equal approximately 30,326 shares as of the date of this prospectus; or
(2)	the average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Under Rule 144(k), a person who is not one of the company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Stock Option Grants

To date, we have not granted any stock options.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

We are paying the expenses of the offering because we seek to: (i) become a reporting company with the Commission under the Securities Exchange Act of 1934; and (ii) enable our common stock to be quoted on the NASD Over-the-Counter Bulletin Board. We plan to file a Form 8-A registration statement with the Commission prior to the effectiveness of the Form SB-2 registration statement. The filing of the Form 8-A registration statement will cause us to become a reporting company with the Commission under the 1934 Act concurrently with the effectiveness of the Form SB-2 registration statement. We must be a reporting company under the 1934 Act in order that our common stock be eligible for quotation on the NASD Over-the-Counter Bulletin Board. We believe that the registration of the resale of shares on behalf of existing shareholders may facilitate the development of a public market in our common stock if our common stock is approved for trading or quotation on a recognized market for trading of securities in the United States.

We confirm that the development of a public market for our common stock will make an investment in our common stock more attractive to future investors. In the near future, in order for us to continue with our mineral exploration program, we will need to raise additional capital. We believe that obtaining reporting company status under the 1934 Act and quotation on the OTCBB should increase our ability to raise these additional funds from investors.

Dividends

There are no restrictions in our Articles of Incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where after giving effect to the distribution of the dividend:

(1)	we would not be able to pay our debts as they become due in the usual course of business; or
(2)
our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

Executive Compensation

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our president and to our secretary-treasurer for all services rendered in all capacities to us for the fiscal year ended December 31, 2003.

	Annual Compensation				Long-Term Compensation
Name	Title	Year	Salary	Bonus	Other Annual Compen- sation	Restricted Stock Awarded	Options /SARS (#)	LTIP Payouts	All Other Compen- sation
Robert Krause	President & Director	7 mos. ended 12/31/03	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Thomas Brady	Secretary- Treasurer & Director	7 mos. ended 12/31/03	Nil	Nil	Nil	Nil	Nil	Nil	Nil

We do not pay to our directors or officers any salary or consulting fee. We anticipate that compensation may be paid to officers in the event that we decide to proceed with additional exploration programs beyond the initial stage program. The value of their services is $500 per month which has been donated.

We do not pay to our directors any compensation for serving on our board of directors.

Stock Option Grants

We have not granted any stock options to the executive officers since our inception.

Financial Statements

Chilco River Holdings Inc.
(An Exploration Stage Company)
March 31, 2004

Independent Auditors’ Report

To the Board of Directors and Stockholders of
Chilco River Holdings Inc.

We have audited the accompanying balance sheet of Chilco River Holdings Inc. (An Exploration Stage Company) as of December 31, 2003 and the related statements of operations, cash flows and stockholders’ equity accumulated for the period from May 8, 2003 (Date of Inception) to December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the aforementioned financial statements present fairly, in all material respects, the financial position of Chilco River Holdings Inc. (An Exploration Stage Company), as of December 31, 2003, and the results of its operations and its cash flows accumulated for the period from May 8, 2003 (Date of Inception) to December 31, 2003, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has not generated any revenue or profitable operations since inception and will need equity financing to begin realizing upon its business plan. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

MANNING ELLIOTT

/s/ Manning Elliott /s/

CHARTERED ACCOUNTANTS

Vancouver, Canada

February 3, 2004, except as to Note 8, which is at June 11, 2004

Chilco River Holdings Inc.
(An Exploration Stage Company)
Balance Sheet
(Expressed in U.S. dollars)

		(Restated –
		Note 8)
	March 31,	December 31,
	2004	2003
	$	$
	(unaudited)	(audited)

ASSETS

Current Assets
Cash	14,355	37,266
Prepaid expenses	87	–
Total Assets	14,442	37,266

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable	175	50
Accrued liabilities	2,250	12,239
Due to related party (Note 3)	100	–
Total Liabilities	2,525	12,289

Commitments and Contingencies (Notes 1, 4 and 7)

Stockholders’ Equity

Common Stock, 100,000,000 shares authorized, $0.001 par value
3,032,000 shares issued and outstanding	3,032	3,032

Additional Paid in Capital	48,018	48,018

Donated Capital (Note 3)	11,000	8,000

Deficit Accumulated During the Exploration Stage	(50,133)	(34,073)

Total Stockholders’ Equity	11,917	24,977

Total Liabilities and Stockholders’ Equity	14,442	37,266

Chilco River Holdings Inc.
(An Exploration Stage Company)
Statement of Operations
(Expressed in U.S. dollars)

			(Restated –
			Note 8)
	From		From
	May 8, 2003	For the Three	May 8, 2003
	(Date of Inception)	Months Ended	(Date of Inception)
	to March 31,	March 31,	to December 31,
	2004	2004	2003
	$	$	$
	(unaudited)	(unaudited)	(audited)

Revenue	–	–	–

Expenses
General and administrative	851	851	–
Interest and bank charges	248	167	81
Licenses, dues and fees	1,868	615	1,253
Management fees (Note 3)	5,500	1,500	4,000
Mineral property acquisition costs	12,500	–	12,500
Professional fees	23,666	11,427	12,239
Rent (Note 3)	5,500	1,500	4,000
	50,133	16,060	34,073
Net Loss For the Period	(50,133)	(16,060)	(34,073)

Net Loss Per Share – Basic and Diluted		(0.01)	(0.02)

Weighted Average Shares Outstanding		3,032,000	2,129,000

Chilco River Holdings Inc.
(An Exploration Stage Company)
Statement of Cash Flows
(Expressed in U.S. dollars)

			(Restated –
			Note 8)
	From		From
	May 8, 2003	For the Three	May 8, 2003
	(Date of Inception)	Months Ended	(Date of Inception)
	to March 31,	March 31,	to December 31,
	2004	2004	2003
	$	$	$
	(unaudited)	(unaudited)	(audited)

Cash Flows Used In Operating Activities

Net loss for the period	(50,133)	(16,060)	(34,073)

Adjustment to reconcile net loss to cash used in
operating activities:
Donated services	11,000	3,000	8,000

Changes in operating assets and liabilities:
Prepaid expenses	(87)	(87)	–
Accounts payable	175	125	50
Accrued liabilities	2,250	(9,989)	12,239
Due to related party	100	100	–

Net Cash Used in Operating Activities	(36,695)	(22,911)	(13,784)

Cash Flows To Investing Activities	–	–	–

Cash Flows From Financing Activities
Proceeds from issuance of common stock	53,600	–	53,600
Finders’ fee paid	(2,550)	–	(2,550)

Net Cash Flows Provided By Financing Activities	51,050	–	51,050

Increase (Decrease) In Cash	14,355	(22,911)	37,266

Cash - Beginning of Period	–	37,266	–

Cash - End of Period	14,355	14,355	37,266

Non-cash Investing and Financing Activities	–	–	–

Supplemental Disclosures
Interest paid	–	–	–
Income taxes paid	–	–	–

Chilco River Holdings Inc.
(An Exploration Stage Company)
Statement of Stockholders’ Equity
(Expressed in U.S. dollars)

					Deficit
					Accumulated
			Additional		During the	(Restated –
			Paid-in	Donated	Development	Note 8)
	Shares	Amount	Capital	Capital	Stage	Total
	#	$	$	$	$	$

Balance – May 8, 2003 (Date of
Inception)	–	–	–	–	–	–

Shares issued for cash at $0.001 per
share	2,000,000	2,000	–	–	–	2,000

Shares issued for cash at $0.05 per
share, net of offering costs	1,032,000	1,032	48,018	–	–	49,050

Donated services and rent	–	–	–	8,000	–	8,000

Net loss for the period	–	–	–	–	(34,073)	(34,073)

Balance – December 31, 2003 (audited)	3,032,000	3,032	48,018	8,000	(34,073)	24,977

Donated services and rent	–	–	–	3,000	–	3,000

Net loss for the period	–	–	–	–	(16,060)	(16,060)

Balance – March 31, 2004 (unaudited)	3,032,000	3,032	48,018	11,000	(50,133)	11,917

1.

Exploration Stage Company

The Company was incorporated in the State of Nevada on May 8, 2003. The Company has acquired a 100% interest in 16 mineral claim units located in British Columbia, Canada.

The Company is an Exploration Stage Company, as defined by Statement of Financial Accounting Standard (“SFAS”) No.7. The Company’s principal business is the acquisition and exploration of mineral resources. The Company has not presently determined whether its properties contain mineral reserves that are economically recoverable.

These financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has never generated revenues since inception and has never paid any dividends and is unlikely to pay dividends or generate earnings in the immediate or foreseeable future. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations and to determine the existence, discovery and successful exploitation of economically recoverable reserves in its resource properties, confirmation of the Company’s interests in the underlying properties, and the attainment of profitable operations. As at March 31, 2004, the Company has working capital of $11,917, and has accumulated losses of $50,133 since inception. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern.

The Company has filed an SB-2 Registration Statement with the United States Securities and Exchange Commission to register 1,032,000 shares of common stock for resale by existing shareholders of the Company. The Company will not receive any proceeds from the resale of shares of common stock by the selling stockholders.

2.	Summary of Significant Accounting Policies

a)

Basis of Presentation

These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in U.S. dollars. The Company’s fiscal year-end is December 31.

b)

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

c)

Basic and Diluted Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share". SFAS No. 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive.

d)

Comprehensive Loss

SFAS No. 130, “Reporting Comprehensive Income,” establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at March 31, 2004, the Company has no items that represent a comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

2.	Summary of Significant Accounting Policies (continued)

	e)	Cash and Cash Equivalents The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

f)

Mineral Property Costs

The Company has been in the exploration stage since its formation on May 8, 2003 and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition and exploration of mining properties. Mineral property acquisition and exploration costs are expensed as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property, are capitalized. Such costs will be amortized using the units-of-production method over the estimated life of the probable reserve.

g)

Financial Instruments

The fair values of cash, accounts payable, accrued liabilities and due to related party approximate their carrying values due to the immediate or short-term maturity of these financial instruments.

h)

Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted SFAS No. 109 as of its inception. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

i)

Foreign Currency Translation

The Company’s functional and reporting currency is the United States dollar. Foreign currency transactions are primarily undertaken in Canadian dollars and are translated into United States dollars using exchange rates at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are remeasured at each balance sheet date at the exchange rate prevailing at the balance sheet date. Foreign currency exchange gains and losses are charged to operations. The Company has not, to the date of these financials statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

j)

Recent Accounting Pronouncements

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). The requirements of SFAS No. 150 apply to issuers’ classification and measurement of freestanding financial instruments, including those that comprise more than one option or forward contract. SFAS No. 150 does not apply to features that are embedded in a financial instrument that is not a derivative in its entirety. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. It is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of SFAS No. 150 and still existing at the beginning of the interim period of adoption. Restatement is not permitted. The adoption of this standard did not have a material effect on the Company’s results of operations or financial position.

3.	Related Party Balances/Transactions

a)
The President provides management services and office premises to the Company. The services are valued at $500 per month and the office premises are valued at $500 per month. During the period ended March 31, 2004 donated services of $1,500 and donated rent expense of $1,500 were charged to operations.

	b)	The amount of $100 due to a major shareholder is non-interest bearing, unsecured and due on demand.

4.

Mineral Properties

The Company entered into a Sale and Acquisition Agreement dated November 3, 2003 with Nicholson & Associates Natural Resource Development Inc. (“Nicholson”) to acquire a 100% interest in one unpatented mineral claim representing 16 units located in British Columbia, Canada. To acquire a 100% interest in these claims, the Company paid $12,500 representing $3,906 for research, $1,563 for claim staking, $3,125 for a geological report and $3,906 of assessment costs. The claims are subject to a 2.5% net smelter returns royalty and a 7.5% gross rock royalty. Advance royalty payments of $25,000 are due each year commencing November 3, 2006. The total amount paid, $12,500, was charged to operations during the period ended December 31, 2003 (See Restatement – Note 8).

5.	Common Shares

	a)	On May 8, 2003, the Company issued 2,000,000 shares of common stock at a price of $0.001 per share for cash proceeds of $2,000.

	b)	On November 30, 2003, the Company issued 1,032,000 shares of common stock pursuant to Regulation S at a price of $0.05 per share for cash proceeds of $49,050, net of a finders’ fee of $2,550.

6.

Income Tax

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has incurred net operating losses of $39,133, which commence expiring in 2023. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

The components of the net deferred tax asset at March 31, 2004, and the statutory tax rate, the effective tax rate and the elected amount of the valuation allowance are indicated below:

	For the Three	From May 8, 2003
	Months Ended	(Date of Inception)
	March 31, 2004	to December 31, 2003
	$	$

Net Operating Loss	13,060	26,073
Statutory Tax Rate	34%	34%
Effective Tax Rate	–	–
Deferred Tax Asset	4,440	8,865
Valuation Allowance	(4,440)	(8,865)
Net Deferred Tax Asset	–	–

7.

Commitments and Contingencies

The Company filed an SB-2 Registration Statement on March 8, 2004 with the United States Securities and Exchange Commission to register 1,032,000 shares of common stock for resale by existing shareholders of the Company. The Company will not receive any proceeds from the resale of shares of common stock by the selling stockholders. The Company, however, plans to pay for the costs of the proposed offering.

8.	Restatement The Company has restated its financial statements for the period ended December 31, 2003. The nature of the restatement and the effect on net loss and loss per share are as follows:

$
Net loss for the period as previously reported	(21,573)
Correction affecting net loss:
Mineral property acquisition costs charged to operations	(12,500)
Net loss for the period as restated	(34,073)

$

Loss per share as previously reported	(0.01)
Loss per share on restatement	(0.01)
Loss per share as restated	(0.02)

In addition to the restatement noted above certain other financial statement note disclosure revisions were made to improve the overall required disclosure of financial information of the Company’s financial statements.

Changes In and Disagreements with Accountants

We have had no changes in or disagreements with our accountants.

Available Information

We have filed a registration statement on Form SB-2 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statements and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company. We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving the company, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the Commission’s principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a website at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. Our registration statement and the referenced exhibits can also be found on this site.

If we are not required to provide an annual report to our security holders, we intend to voluntarily do so when otherwise due, and will attach audited financial statements with such report.

Part II

Information Not Required In the Prospectus

Item 24. Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

Under the governing Nevada statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation. Our Articles of Incorporation do not contain any limiting language regarding director immunity from liability. Excepted from this immunity are:

(1)	a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

(2)	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);
(3)	a transaction from which the director derived an improper personal profit; and
(4)	willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

(1)	such indemnification is expressly required to be made by law;
(2)	the proceeding was authorized by our board of directors;
(3)	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested in us under Nevada law; or
(4)	such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of the company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

Item 25. Other Expenses of Issuance and Distribution

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee	$100
Federal taxes	$Nil
State taxes and fees	$Nil
Transfer Agent fees	$1,000
Accounting fees and expenses	$5,000
Legal fees and expenses	$15,000
Total:	$21,100

All amounts are estimates, other than the Commission's registration fee.

We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 26. Recent Sales of Unregistered Securities

We issued 100,000 shares of common stock on May 8, 2003 to each of Robert Krause and Thomas James Brady, our president and secretary-treasurer respectively, at a price of $0.001 per share. We received $200 from this offering. These shares were issued pursuant to Section 4(2) of the Securities Act of 1933 and are restricted shares as defined in the Securities Act. Messrs. Krause and Brady are officers and directors of the company, and were in possession of all material information relating to the company.

We issued 1,800,000 shares of common stock on May 8, 2003 to Gavin Roy at a price of $0.001 per share. We received $1,800 from this offering. This issuance resulted in Mr. Roy's owing 59% of the issued and outstanding shares of our common stock. These shares were issued pursuant to Section 4(2) of the Securities Act of 1933 and are restricted shares as defined in the Securities Act.

We issued 1,032,000 shares of common stock to 45 purchasers on November 8, 2003. The total amount we received from this offering was $49,050, net of a finder's fee of $2,550 paid to Gavin Roy and Tom Brady. We completed the offering pursuant to Regulation S of the Securities Act. Each purchaser represented to us that he was a non-US person as defined in Regulation S. We did not engage in a distribution of this offering in the United States. Each purchaser represented his intention to acquire the securities for investment only and not with a view toward distribution. We requested our stock transfer agent to affix appropriate legends to the stock certificate issued to each purchaser in accordance with Regulation S and the transfer agent affixed the appropriate legends. Each investor was given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved except that a finders fee in the amount of $2,550 was paid to Gavin Roy and Tom Brady. No registration rights were granted to any of the purchasers.

The availability of Regulation S is dependent upon the satisfaction of a series of requirements:

(1)	Rule: All offers and sales must be made in offshore transactions. Compliance: All offers and sales were made to non-U.S. residents. Each subscriber is a resident of Canada.

(2)
Rule: No directed selling efforts can be made in the United States by us, a distributor, their affiliates, or any person acting on behalf of any of the foregoing. Compliance: No directed selling efforts were made in the United States.

(3)	Rule: The issuer must satisfy the conditions of Category 1, 2 or 3 of Rule 903, Regulation S. Compliance: We have complied with the conditions of Category 3 of 903(b):

	(a)	Rule: Offering restrictions must be implemented. Compliance: We implemented offering restrictions in the subscription agreements with investors.

(b)
Rule: All offers or sales made prior to the expiration of a one-year distribution compliance period may not have been made to a U.S. person or for the account or benefit of a U.S. person. Compliance: The purchasers in this offering are non-U.S. residents. These purchasers have not offered or sold their shares to date. Their shares are being registered as part of this Form SB-2 registration statement.

	(c)	Rule: Offers or sales made prior to the expiration of a one-year distribution compliance period must have been made pursuant to the following four conditions:

i.
Rule: The purchaser of the securities certified that it is not a U.S. person and is not acquiring the securities for the account or benefit of any U.S. person or is a U.S. person who purchased securities in a transaction that did not require registration under the Act. Compliance: The purchasers in this offering so agreed in their subscription agreements.

ii.
Rule: The purchaser of the securities agreed to resell such securities only in accordance with the provisions of Regulation S, pursuant to a registration statement under the Securities Act of 1933, as amended (the "Act"), or pursuant to an available exemption from registration; and agreed not to engage in hedging transactions with regard to such securities unless in compliance with the Act. Compliance: The purchasers in the offering so agreed in their subscription agreements.

iii.
Rule: The issuer's securities contained a legend to the effect that transfer is prohibited except in accordance with the provisions of Regulation S, or pursuant to an available exemption from registration; and that hedging transactions involving those securities may not be conducted unless in compliance with the Act. Compliance: A restricted legend, as described below, has been affixed to each purchaser's share certificate representing all shares purchased in the offering made under Regulation S in the event that such share certificates are issued prior to the effective date of this prospectus.

"THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED IN THE UNITED STATES BY A U.S. PERSON UNLESS THE SECURITIES ARE REGISTERED UNDER THE SECURITIES ACT OF 1933 OR EXEMPTION FROM SUCH REGISTRATION UNDER THE ACT IS APPLICABLE OR AS OTHERWISE PROVIDED IN REGULATION S

PROMULGATED UNDER SUCH ACT. NO OFFERS OR SALES OR TRANSFERS (INCLUDING INTERESTS THEREIN) MAY BE MADE OF ANY OF THE SECURITIES IN THE UNITED STATES OR TO A U.S. PERSON, EXCEPT AS PERMITTED BY REGULATIONS."

iv.
Rule: The issuer is required, either by contract or a provision in its bylaws, articles or charter or comparable documents, to refuse to register any transfer of the securities not made in accordance with the provisions of Regulation S, pursuant to registration under the Act, or pursuant to an available exemption from registration; provided, however, that if the securities are in bearer form or foreign law prevents the issuer of the securities from refusing to register securities transfers, other reasonable procedures (such as the Regulation S legend described above) are implemented to prevent any transfer of the securities not made in accordance with the provisions of Regulation S. Compliance: Chilco River Holdings Inc. and each subscriber agreed in their respective subscription agreements that we will refuse to register any transfer of these Regulation S shares not made in accordance with the above-stated rule.

(d)
Rule: Each distributor selling securities to a distributor, a dealer, or a person receiving a selling commission, fee or other remuneration, prior to the expiration of a 40-day distribution compliance period in the case of debt securities, or a one-year distribution compliance period in the case of equity securities, sends a confirmation or other notice to the purchaser stating that the purchaser is subject to the same restrictions on offers and sales that apply to a distributor. Compliance: Not applicable to facts of offering.

Item 27. Exhibits

Exhibit
Number	Description

3.1	Articles of Incorporation (previously filed)

3.2	Bylaws(previously filed)

5.1	Opinion of Conrad C. Lysiak, Attorney, with consent to use (previously filed)

10.1	Property Acquisition Agreement dated November 3, 2003 between the Company and Nicholson & Associates Natural Resource Development Inc. (previously filed)

10.2	Geological Report on the PEG Mineral Claim (previously filed)

23.1	Consent of Manning Elliott, Chartered Accountants (previously filed)

23.2	Consent of Laurence Stephenson, P.Eng., Consulting Geologists (previously filed)

23.3	Consent of Manning Elliott, Chartered Accountants (previously filed)

23.4	Consent of Laurence Stephenson, P.Eng., Consulting Geologists (previously filed)

23.5	Consent of Manning Elliott, Chartered Accountants

Item 28. Undertakings

The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) to include any prospectus required by Section 109(a)(3) of the Securities Act of 1933;

(b)
to reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(c)
to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

(2)
that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933, and we will be governed by the final adjudication of such issue.

Signatures

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Vancouver, British Columbia, Canada on July 21, 2004.

CHILCO RIVER HOLDINGS INC.

By:     /s/ Robert Krause
           Robert Krause, President

By:      /s/ Thomas J. Brady
           Thomas J. Brady, Secretary-Treasurer